EXHIBIT 1

STOCK PURCHASE AGREEMENT

by and between

DIGITAL PRODUCTION SOLUTIONS, INC.

and

FILM ROMAN, INC.

Dated as of

MAY 22, 2003

TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

		Page

9.7	Assignability, Binding Effect	26

9.8	Captions and Gender	27

9.9	Execution in Counterparts	27

9.10	Amendments	27

9.11	Publicity and Disclosures	27

9.12	Consent to Jurisdiction; Waiver of Jury Trial	27

9.13	Specific Performance	27

EXHIBITS

Exhibit	Title

Exhibit A	Loan Agreement

Exhibit B	Note

Exhibit C	Security Agreement

Exhibit D	Pledge Agreement

Exhibit E	Opinion of Shaw Pittman LLP

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STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT entered into as of May 22, 2003 by and between Digital Production Solutions, Inc., a Delaware corporation (“Buyer”), and Film Roman, Inc., a Delaware corporation (the “Company”).

WITNESSETH

WHEREAS, the Company desires to issue and sell the Shares (as defined below) to Buyer, and Buyer desires to acquire the Shares, on the terms and conditions set forth herein.

NOW, THEREFORE, in order to consummate said purchase and sale and in consideration of the mutual agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.    SALE OF SHARES AND PURCHASE PRICE.

1.1    Company Approval. The Company hereby approves of and consents to the sale of the Shares to Buyer in exchange for the purchase price set forth in Section 1.3 and represents that the Board of Directors of the Company, at a meeting duly called and held, has (i) approved this Agreement and other Transaction Documents (as defined below) and each of the transactions contemplated hereby and thereby, including, without limitation, the sale of the Shares to Buyer (collectively, the “Transactions”) and (ii) determined that as of the date hereof the Transactions are fair to and in the best interests of the Company’s stockholders.

1.2    Issuance and Sale of Shares. At the Closing (as defined below), subject to the fulfillment or waiver of the conditions of this Agreement, the Company shall issue to Buyer 10,454,157 shares (the “Shares”) of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”).

1.3    Purchase Price. In consideration of the issuance by the Company to Buyer of the Shares, and in reliance upon the representations and warranties of the Company contained herein and in the other Transaction Documents (as defined below), and subject to the satisfaction of all of the conditions contained herein, Buyer will pay to the Company at the Closing a purchase price (the “Purchase Price”) of $0.09 per Share, representing an aggregate purchase price of $940,874.13, in cash by wire transfer of immediately available funds.

1.4    Time and Place of Closing. The closing of the purchase and sale provided for in this Agreement (herein called the “Closing”) shall be held at the offices of McDermott, Will & Emery at 50 Rockefeller Plaza, New York, NY 10020 as soon as practicable following satisfaction or waiver of the conditions set forth in Section 4 (such date and time, the “Closing Date”).

1.5    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the

Transactions (including, without limitation, the sale and issuance of the Shares to Buyer) shall be borne and paid by the Company, and the Company shall promptly reimburse the Buyer for any such tax, fee, charge, penalty or interest that the Buyer is required to pay under applicable law.

SECTION 2.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

As a material inducement to Buyer to enter into this Agreement and consummate the Transactions the Company hereby makes the representations and warranties in this Section 2.

2.1    Organization and Qualifications of the Company. The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted or proposed to be conducted. The Company’s Certificate of Incorporation, as amended to date, and the Company’s By-laws, as amended to date, that are attached or incorporated by reference as exhibits to the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2002, which was filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2003 (the “2002 Form 10-K”), are complete and correct, and no amendments thereto are pending except as contemplated herein. The Company is not in violation of any term of its Certificate of Incorporation or By-laws. Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation in each jurisdiction in which it is required to be licensed or qualified to conduct its business or own its property except to the extent that the failure to be so licensed or qualified could not reasonably be expected to have a material adverse effect on the business, operations, condition (financial or otherwise) or future prospects of the business currently being conducted by the Company and its Subsidiaries (as defined below), taken as a whole, other than any effect relating to or arising out of an event, matter, occurrence or action (i) affecting the United States or global economy generally or (ii) primarily caused by or related to the announcement or pendency of the Transactions (a “Material Adverse Effect”).

2.2    Capital Stock of the Company; Beneficial Ownership. The authorized capital stock of the Company consists of (i) 40,000,000 shares of Common Stock, of which 8,577,690 shares are duly and validly issued, outstanding, fully paid and non-assessable, and (ii) 10,000,000 shares of Preferred Stock, of which no shares have been issued. Except as set forth in the Disclosure Schedule delivered by the Company to Buyer prior to execution of this Agreement (the “Disclosure Schedule”), there are no outstanding options, warrants, rights, commitments, preemptive rights or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any additional shares of capital stock of any class of the Company (collectively “Rights”), other than options to purchase up to 1,366,500 shares of Common Stock held by current or former employees, directors and consultants of the Company and the Subsidiaries as described in the Company SEC Reports (as defined below). None of the Company’s capital stock has been issued in violation of any federal or state law or the rights of any individual, corporation, partnership, limited liability company, association, trust or any other entity or organization of any kind or character, including a governmental department, authority or agency or subdivision thereof (any of the foregoing, a “Person”). Except as contemplated by this Agreement and the Transactions, there are no voting trusts, voting agreements, proxies or other agreements, instruments or undertakings with respect to the voting of the Common Stock to which the Company is a party, or, to the Company’s knowledge, among any other Persons.

2.3    Subsidiaries. (a) The names and jurisdictions of organization of each corporation, limited liability company, partnership, joint venture or other entity, that the Company directly or indirectly, controls, whether through the ownership of voting securities, by contract or otherwise (collectively, the “Subsidiaries” or individually, a “Subsidiary”), are set forth on the Disclosure Schedule. Other than the Subsidiaries, the Company does not have any Investment in any other Person. As used herein, the term “Investment” shall mean (A) any direct or indirect purchase or other acquisition or ownership by a Person of any notes, obligations, instruments, stock, securities or ownership interest (including partnership interests and joint venture interests) of any other Person and (B) any capital contribution by such Person to any other Person.

(b) Each Subsidiary is a duly organized, validly existing corporation in good standing under the laws of the state of its incorporation with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted or proposed to be conducted.

(c) All of the outstanding shares of capital stock and other equity interests of each Subsidiary are owned beneficially and of record by the Company free of any lien, restriction or encumbrance and said shares have been duly and validly issued and are outstanding, fully paid and non-assessable. No Subsidiary is in violation of any term of its Certificate of Incorporation (or similar governing instrument) or By-laws. Each Subsidiary is duly qualified to do business as a foreign corporation in each jurisdiction where such qualification is required except to the extent that the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect, and no Subsidiary is required to be licensed or qualified to conduct its business or own its property in any other jurisdiction.

(d) Except as disclosed in the Disclosure Schedule, there are no outstanding warrants, options or other rights to purchase or acquire any of the shares of capital stock of any Subsidiary, or any outstanding securities convertible into such shares or outstanding warrants, options or other rights to acquire any such convertible securities.

2.4    Authority of the Company.

(a) The Company has all necessary right, authority and power to enter into this Agreement and each other agreement, document and instrument to be executed and delivered by the Company pursuant to this Agreement or in connection with the Transactions including, without limitation, the Loan Agreement (as defined below), the Note (as defined below) the Security Agreement (as defined below) and the Pledge Agreement (as defined below) (collectively the “Transaction Documents”), and to perform its obligations under the Transaction Documents. The execution, delivery and performance by the Company of this Agreement and each such other Transaction Document and the consummation of the Transactions have been duly authorized by all necessary action of the Company and no other corporate proceedings on the part of the Company are required in connection therewith.

(b) This Agreement has been duly and validly executed and delivered by the Company. This Agreement and each other Transaction Document constitutes, or when executed and delivered will constitute, valid and binding obligations of the Company enforceable in accordance with their respective terms. Except as set forth in the Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and each other Transaction Document and the consummation of the Transactions:

(i) do not and will not violate any provision of the Certificate of Incorporation (except with respect to the conversion of the Note until compliance with section 5.2 hereof) or By-laws of the Company;

(ii) do not and will not violate any laws of the United States, or any state or other jurisdiction applicable to the Company, or require the Company to obtain any approval, consent or waiver of, or make any filing with, any Person (governmental or otherwise); and

(iii) do not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which the Company is a party or by which the property of the Company is bound or affected, result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the Company’s assets or the Shares, or result in the acceleration or vesting of any rights of any third party in agreements with the Company or any Subsidiary or otherwise.

(c) Pursuant to Article XII of the Company’s Certificate of Incorporation, the Company has elected not to be governed by Section 203 of the Delaware General Corporation Law (the “DGCL”). The Board of Directors of the Company has approved the Transactions. The Company has heretofore furnished to Buyer a true and correct copy of the resolutions duly adopted by the Board on May 13, 2003 and the resolutions are in full force and effect on the date hereof. Therefore, Section 203 of the DGCL does not apply with respect to or as a result of this Agreement or any of the Transactions.

(d) No vote of the holders of any class of the Company’s capital stock is necessary to approve this Agreement and the Transactions.

2.5    SEC Reports; Financial Statements; Liabilities.

(a) Except as set forth on the Disclosure Schedule, the Company and the Subsidiaries have filed all reports, registration statements and other filings required to be filed by any of them with the SEC pursuant to the U.S. federal securities laws and the SEC rules and regulations thereunder (collectively, the “Company SEC Reports”), all of which as of their respective dates complied in form and substance in all material respects with applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or the Securities Act of 1933, as amended (the “Securities Act”). None of the Company SEC Reports, including, without limitation, any financial statements or schedules included therein, as of their respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated balance sheets and the related consolidated statements of operations, stockholders’ equity and cash flows (including the related notes thereto) of the Company included in the Company SEC Reports comply in form and substance in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with generally accepted accounting principles (“GAAP”) applied on a basis consistent with prior periods (except as otherwise noted therein and except that unaudited financial information may not contain all footnotes required by GAAP), and present fairly in all material respects the financial position of the Company and the Subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

(c) Except as set forth in the Company’s quarterly report on Form 10-Q for the quarterly period ended March 31, 2003, which was filed with the SEC on May 15, 2003 (the “Q1 2003 10-Q”), and the Disclosure Schedule, and except for liabilities and obligations incurred since March 31, 2003 in the ordinary and usual course of business consistent with past practice, neither the Company nor any Subsidiary has any material liabilities or obligations of any nature whether accrued, absolute, contingent or otherwise, including without limitation, liabilities as a guarantor or otherwise with respect to obligations of other Persons, liabilities for Taxes due or accrued or to become due, or contingent or potential liabilities relating to activities of the Company or any Subsidiary or the conduct of their business, required by GAAP to be set forth on a consolidated balance sheet of the Company and the Subsidiaries or in the notes thereto.

2.6    Absence of Certain Changes or Events. Since December 31, 2002, (i) the business of the Company and the Subsidiaries has been carried on only in the ordinary and usual course, and (ii) there has not occurred any change, effect, occurrence or action which has resulted or would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, except as set forth in the Disclosure Schedule.

2.7    Real and Personal Property.

(a) Real Property. Neither the Company nor any Subsidiary, nor any of their respective successors owns, or has in the past owned, any real property. All real property leased by the Company or any Subsidiary is set forth on the Disclosure Schedule (the “Real Property”).

(i) Status of Leases. Each of the leases of Real Property has been duly authorized and executed by the parties and is in full force and effect. Neither the Company nor any Subsidiary is in default under any of the leases, nor, to the

Company’s knowledge, has any event occurred which, with notice or the passage of time, or both, would give rise to such a default. To the Company’s knowledge, no other party to any of the leases is in default under any of the leases and there is no event which, with notice or the passage of time, or both, would give rise to such a default.

(ii) Quiet Enjoyment. The Company has the right to quiet enjoyment of the Real Property for the full term of its lease (and any renewal option related thereto) and the leasehold interest of the Company in the Real Property is not subject or subordinate to any lien (or if subordinate, a non-disturbance agreement has been obtained by the Company from the holder of the lien). Neither the whole nor any part of the Real Property is subject to any pending suit for condemnation or other taking by any public authority or any other matter materially or adversely affecting the current use, occupancy or value thereof and, to the knowledge of the Company, no such condemnation, taking or other matter is currently threatened or contemplated.

(iii) Consents. No consent or approval is required with respect to the Transactions from the other parties to any lease of the Real Property. No consent or approval from, and no filing with, any governmental or regulatory authority is required with respect to the Real Property in connection with the Transactions. The execution, delivery and performance by the Company of the Transaction Documents and the consummation of the Transactions do not and will not constitute a change of control granting the other party to any lease of Real Property the right to exercise a remedy or take action.

(iv) Condition of Real Property. The Real Property is sufficient for the Company to conduct its operations as currently conducted. There has not been any interruption of the operations of the Company due to inadequate maintenance of the Real Property.

(b) Personal Property. The Company and each Subsidiary has good and marketable title to all of its personal property, and such personal property, together with the Real Property and the Company’s Intellectual Property (as defined below), are sufficient to conduct the business of the Company and the Subsidiaries as presently conducted. Except as set forth in the Disclosure Schedule, none of such personal property or assets is subject to any mortgage, pledge, lien, conditional sale agreement, security title, encumbrance or other charge. All leasehold improvements, furnishings, machinery, computer hardware and equipment of the Company and each Subsidiary are in good repair and good working order, reasonable wear and tear excepted.

2.8    Taxes.

(a) The Company and each Subsidiary has filed all Tax Returns (as defined below) that it was required to file under applicable laws and regulations. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. Each of the Company and its Subsidiaries:

(i) has paid (or, in the case of amounts becoming due after the date hereof and prior to the Closing, will have paid prior to the Closing) all Taxes due or claimed to be due by any taxing authority whether or not shown on any Tax Returns; or (ii) have established (or, in the case of amounts becoming due after the date hereof, and prior to the Closing, will have established) in the Balance Sheet adequate reserves (in conformity with GAAP consistently applied) for the payment of such Taxes. The amounts set up as reserves for Taxes on the balance sheet included in the Q1 2003 10-Q (the “Balance Sheet”) are sufficient in all material respects for the payment of all unpaid Taxes, whether or not such Taxes are disputed or are yet due and payable, for or with respect to the period and for which the Seller or any Subsidiary may be liable. Neither the Company nor any Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens or other security interests for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any Subsidiary.

(b) The term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof. The term “Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Internal Revenue Code of 1986, as amended (the “Code”)), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

(c) Except for Taxes that were not material in amount individually or in the aggregate, the Company and each Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(d) To the Company’s knowledge, neither the Company nor any Subsidiary expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company or any Subsidiary. Neither the Company nor any Subsidiary has received from any foreign, federal, state, or local taxing authority (including jurisdictions where the Company or a Subsidiary has not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company or any Subsidiary. Set forth on the Disclosure Schedule is a list of all federal, state, local and foreign income Tax Returns filed with respect to any of the Company and its Subsidiaries for taxable period ended on or after December 31, 1999 indicating those Tax Returns that have been audited, and those Tax Returns that currently are the subject of audit.

(e) Although the Company has granted waivers on statutes of limitation in respect of Taxes and/or granted extensions of time with respect to a Tax Assessment or deficiency, all such waivers and/or extensions have expired. No Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) Neither the Company nor any Subsidiary has filed a consent under Section 341(f) of the Code concerning collapsible corporations. Neither the Company nor any Subsidiary is a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any similar provision of state, local, or foreign law). Neither the Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Except for that certain Agreement Re: Taxes, dated February 5, 1999, between the Company and Philip Roman, a true and correct copy of which has heretofore been provided to Buyer, neither the Company nor any Subsidiary is a party to or bound by any Tax allocation or sharing agreement. Neither the Company nor any Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company) or (ii) has any liability for the Taxes of any Person (other than any of the Company and the Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g) Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, or foreign law) executed on or prior to the Closing Date, (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount received on or prior to the Closing Date.

(h) Neither the Company nor any Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(i) There will be no sales, transfer or other Taxes (other than Taxes on the income of the parties hereto) due or payable on or in respect of the issuance and sale of the Shares to Buyer.

2.9    Certain Loans. Neither the Company nor any Subsidiary has any accounts or loans receivable from any Person which is affiliated with the Company or any Subsidiary or from any director or officer or, other than in the ordinary and usual course of business, any employee of the Company or any Subsidiary.

2.10    Intellectual Property.

(a) The Company and each Subsidiary owns or has the right to use all patent, copyright, trade secret, trademark or other proprietary rights (collectively, “Intellectual Property”) used in the business of the Company or such Subsidiary as presently conducted or as proposed to be conducted as set forth in current Company SEC Reports. Except as disclosed in the Disclosure Schedule (i) all of the rights of the Company and each Subsidiary in its owned or licensed Intellectual Property are freely transferable; (ii) there are no claims or demands of any other person pertaining to its use or ownership of the Intellectual Property; and (iii) no proceedings have been instituted, or are pending or, to the Company’s knowledge, threatened, which challenge the rights of the Company or any Subsidiary in respect thereof. The Company and each Subsidiary has the right to use, in accordance with the terms of any applicable agreement, all customer lists, web site user personal and aggregate information, designs, manufacturing or other processes, computer software, systems, data compilations, research results and other information required for or incident to its products or services or its business as presently conducted or as proposed to be conducted as set forth in current Company SEC Reports.

(b) All patents, patent applications, trademarks, trademark applications and registrations and registered copyrights which are owned by or licensed to the Company or any Subsidiary or used or to be used by the Company or any Subsidiary in their businesses as presently conducted or as proposed to be conducted as set forth in current Company SEC Reports, are set forth on the Disclosure Schedule. The patents, patent applications, trademark registrations, trademark applications and registered copyrights set forth set forth on the Disclosure Schedule and owned by the Company or any Subsidiary have been duly registered in, filed in or issued by the United States Patent and Trademark Office, the United States Copyright Office, or the corresponding offices of other jurisdictions as set forth on the Disclosure Schedule, have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations of the United States and each such jurisdiction.

(c) All licenses or other agreements (other than standard “shrink wrap” or similar licenses for widely disseminated, commercially available software) under which the Company or any Subsidiary is granted rights in Intellectual Property and are, individually or in the aggregate, material to the business are set forth on the Disclosure Schedule. All said licenses or other agreements are in full force and effect and will not be affected by reason or consummation of the Transactions, and to the Company’s knowledge, there is no material default by any party thereto. To the Company’s knowledge, the licensors under said licenses and other agreements have and had all requisite power and authority to grant the rights purported to be conferred thereby.

(d) All licenses or other agreements under which the Company or any Subsidiary has granted rights to others in Intellectual Property owned or licensed by the Company or such Subsidiary are set forth on the Disclosure Schedule. All of said licenses or other agreements are in full force and effect and will not be affected by reason of the consummation of the Transactions, and, to the Company’s knowledge, there is no material default by any party thereto.

(e) The Company and each Subsidiary have taken all steps required in accordance with sound business practice to establish and preserve their ownership of all Intellectual Property rights with respect to their products, services and technology. The Company and each Subsidiary have required all professional and technical employees having access to valuable non-public information of the Company and such Subsidiary, to execute agreements under which such employees are required to convey to the Company or such Subsidiary ownership of all inventions and developments conceived or created by them in the course of their employment and to maintain the confidentiality of all such information of the Company and the Subsidiaries, except where a failure to do so would not have a Material Adverse Effect. Neither the Company nor any Subsidiary has made any such information available to any person other than employees of the Company and the Subsidiaries except pursuant to written agreements requiring the recipients to maintain the confidentiality of such information and appropriately restricting the use thereof. To the Company’s knowledge, there exists no infringement by others of any Intellectual Property rights of the Company or any Subsidiary.

(f) To the Company’s knowledge, the present business, activities and products of the Company and the Subsidiaries do not infringe any Intellectual Property of any other person. No proceeding charging the Company or any Subsidiary with infringement of any adversely held Intellectual Property has been filed or is threatened to be filed. To the Company’s knowledge, there exists no unexpired patent or published patent application which includes claims that would be infringed by or otherwise adversely affect the products, activities or business of the Company or any Subsidiary. To the Company’s knowledge, neither the Company nor any Subsidiary is making unauthorized use of any confidential information or trade secrets of any person, including without limitation, any former employer of any past or present employee of the Company or any Subsidiary. Neither the Company or any Subsidiary nor, to the knowledge of the Company, any of their employees have any agreements or arrangements with any persons other than the Company or the Subsidiaries related to confidential information or trade secrets of such persons or restricting any such employee’s ability to engage in the business conducted by the Company. The activities of their employees on behalf of the Company or any Subsidiary do not violate any such agreements or arrangements known to the Company.

2.11    Contracts. Except for contracts, commitments, plans, agreements, instruments and licenses explicitly described in the Company SEC Reports (true and complete copies of which are either accurately summarized in or included as exhibits to the Company SEC Reports) or disclosed in the Disclosure Schedule, neither the Company nor any Subsidiary is a party to or subject to:

(a) any plan or contract providing for bonuses, pensions, options, stock purchases, deferred compensation, retirement payments, profit sharing, collective bargaining or the like, or any contract or agreement with any labor union;

(b) any employment contract or contract for services which requires the payment of more than $100,000 annually (or which are not otherwise in the aggregate for all such contracts or agreements, material to the Company) or which is not terminable within 30 days by the Company or a Subsidiary without liability for any penalty or severance payment;

(c) any Employee Program (as defined below);

(d) any (i) contract or agreement for the purchase of any material or equipment or (ii) purchase orders requiring the payment of more than $50,000 per year or which, in the aggregate with all other such contracts, agreements and purchase orders, is material to the Company;

(e) any other contract or agreement which is not otherwise disclosed elsewhere under this Agreement or which by its terms does not terminate or is not terminable without penalty by the Company or the Subsidiary party thereto or their successors within one year after the date hereof that (i) creates obligations of the Company or any Subsidiary in excess of $50,000 per year or (ii) in the aggregate with all other such contracts or agreements, is material to the Company;

(f) any contract or agreement providing for the purchase of all or substantially all of its requirements of a particular product from a supplier;

(g) any contract or agreement for the sale or lease of the Company’s or Subsidiary’s products or services not made in the ordinary and usual course of business;

(h) any contract with any sales agent or distributor of products of the Company or any Subsidiary;

(i) other than in the ordinary and usual course of business, any contract containing covenants limiting the freedom of the Company or any Subsidiary to compete in any line of business or with any Person or to disclose information about any party other than the Company or a Subsidiary (a “Non-Disclosure Agreement”);

(j) any contract or agreement for the purchase of any fixed asset, whether or not such purchase is in the ordinary and usual course of business, for a price (i) in excess of $50,000 per year or (ii) which, in the aggregate with all other such contracts or agreements, is material to the Company;

(k) any license agreement (as licensor or licensee) other than (i) those license agreements set forth on the Disclosure Schedule; and (ii) standard “shrink wrap” or similar licenses for widely disseminated, commercially available software;

(l) any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment, in each case, for the borrowing of money;

(m) any contract or agreement with any officer, director or stockholder or, other than in the ordinary and usual course of business, any employee of the Company or any Subsidiary or with any persons or organizations controlled by or affiliated with any of them; or

(n) any contract, agreement or other instrument, pursuant to which any consent or waiver is required of any Person in connection with the Transactions, or under which the Transactions would constitute a change of control granting the other party to the contract, agreement or other instrument the right to exercise a remedy or take any action which is or would reasonably be likely to have a Material Adverse Effect.

Except as set forth in the Disclosure Schedule, neither the Company nor any Subsidiary is in default under any such contracts, commitments, plans, agreements or licenses, nor to the knowledge of the Company do any conditions or facts exist which with notice or passage of time, or both, would constitute a default. Neither the Company nor any Subsidiary has ever been in breach or violation of any Non-Disclosure Agreement, other than such breaches or violations as have been cured or otherwise waived by the counterparty thereto and the Company and the Subsidiaries released from liability for such breaches and other violations or such breaches or violations which would not have a Material Adverse Effect.

2.12    Litigation. Other than routine uncontested claims for benefits under Employee Programs, there is no litigation or governmental or administrative proceeding or investigation pending or, to the knowledge of the Company, threatened, against the Company or any Subsidiary which may have a Material Adverse Effect or which would prevent or hinder the consummation of the Transactions. Set forth on the Disclosure Schedule are detailed descriptions of all claims by participants in revenues from syndication of the Company’s library, and the Company has established in the Balance Sheet adequate reserves therefor.

2.13    Compliance with Laws. The Company and each Subsidiary is in compliance in all material respects with all applicable statutes, ordinances, orders, judgments, decrees, rules and regulations promulgated by any federal, state, municipal entity, agency, court or other governmental authority which apply to the Company or any Subsidiary or to the conduct of its business except for such failures to comply that would not result in a Material Adverse Effect, and neither the Company nor any of the Subsidiaries has received notice of a violation or alleged violation of any such statute, ordinance, order, rule or regulation.

2.14    Insurance. Set forth on the Disclosure Schedule is a complete and accurate list of all liability, property, workers’ compensation, directors’ and officers’ liability and other insurance policies in effect that are owned by the Company and each Subsidiary or under which the Company or any Subsidiary is a named insured (the “Insurance Policies”). All Insurance Policies are in full force and effect, all premiums with respect thereto are currently paid, and the Company and each Subsidiary is in compliance in all material respects with the terms thereof. The Insurance Policies are adequate and customary for the business engaged in by the Company and each Subsidiary and is sufficient for compliance in all material respects by the Company and each Subsidiary with all requirements of law and all agreements and leases to which the Company or any Subsidiary is a party. The directors’ and officers’ errors and omissions insurance coverage set forth on the Disclosure Schedule is in full force and effect and the Company and the Subsidiaries are in compliance in all material respects with the terms of each such policy. To the Company’s knowledge, there is no reason to believe that any such coverage will be denied for any reason.

2.15    Warranty or Other Claims. There are no existing, or, to the Company’s knowledge, threatened, product liability, warranty or other similar claims, or, to the Company’s knowledge, any facts upon which a claim of such nature could be based, against the Company or any Subsidiary for products or services which are defective or fail to meet any product or service warranties and which, individually or in the aggregate, would reasonably be likely to result in a Material Adverse Effect. No claim or claims which would, individually or in the aggregate, reasonably be likely to result in a Material Adverse Effect has been asserted against the Company or any Subsidiary for renegotiation or price redetermination of any business transaction, and, to the Company’s knowledge, there are no facts upon which any such claim could be based.

2.16    Finder’s Fee. Neither the Company nor any Subsidiary has incurred or become liable for any broker’s commission or finder’s fee relating to or in connection with the Transactions.

2.17    Permits. The Company and each Subsidiary has obtained all material permits, registrations, licenses, franchises, certifications and other approvals (collectively, the “Approvals”) required from federal, state or local authorities in order for the Company and each Subsidiary to conduct its business except to the extent that the Company’s or Subsidiary’s failure to so obtain such Approvals could not reasonably be expected to have a Material Adverse Effect. All the Approvals are valid and in full force and effect, and the Company and the Subsidiaries are operating in material compliance therewith. Such Approvals include, but are not limited to, those material Approvals required under federal, state or local statutes, ordinances, orders, requirements, rules, regulations, or laws pertaining to environmental protection, public health and safety, worker health and safety, buildings, highways or zoning.

2.18    Transactions with Interested Persons. Except as set forth in the Company SEC Reports or Disclosure Schedule, no executive officer or director of the Company or any Subsidiary, or, to the knowledge of the Company, any of their respective immediate family members has engaged in any transaction which would be required to be disclosed by the Company in the Company SEC Reports under Item 404 of Regulation S-K promulgated under the Securities Act.

2.19    Employee Benefit Programs.

(a) The Disclosure Schedule sets forth a complete and correct list of all employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all employment, compensation, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, split dollar insurance, supplemental retirement, severance, change of control, loans or other benefit plans, programs, arrangements or fringe benefits, in each case, which are provided, maintained, contributed to or sponsored by the Company on behalf of current or former directors, officers or employees of the Company, or for which the Company has any liability, contingent or otherwise (collectively, the “Benefit Plans”).

(b) The Benefit Plans have been operated and administered in accordance with their terms and the applicable requirements of the Code and applicable law in all material respects. All contributions and all payments and premiums required to have been made to or under any Benefit Plan have been timely and properly made (or otherwise properly accrued if not yet due), and nothing has occurred with respect to the operation of the Benefit Plans that would cause the imposition of any liability, penalty or tax under ERISA or the Code.

(c) No Benefit Plan is subject to Title IV of ERISA, or a multiemployer plan within the meaning of Section 3(37)(A) of ERISA. Neither the Company nor any trade or business (whether or not incorporated) which is or has ever been treated as a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code (“ERISA Affiliates”), has incurred any liability under title IV of ERISA or Section 412 of the Code, except for such liability that has been paid in full.

(d) There are no pending or, to knowledge of the Company, threatened suits, audits, examinations, actions, litigation or claims (excluding claims for benefits incurred in the ordinary course) with respect to any of the Benefit Plans.

(e) Each of the Benefit Plans which is intended to be “qualified” within the meaning of Section 401 of the Code has received a favorable determination letter from the IRS and no event has occurred and no condition exists which would result in the revocation of any such determination letter. Any voluntary employee benefit association which provides benefits to current or former employees of the Company, or their beneficiaries, is and has been qualified under Section 501(c)(9) of the Code.

(f) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any payment becoming due to any current or former employee or director of the Company, (ii) increase any benefits under any Benefit Plan, or (iii) result in the acceleration of the time of payment, vesting or other rights with respect to any such benefits.

(g) The Company does not maintain or have an obligation to contribute to, or provide coverage under, any retiree life or retiree health plans or arrangements which provide for continuing benefits or coverage for current or former officers, directors or employees of the Company, except (i) as may be required under part 6 of Title I of ERISA and at the sole expense of the participant or the participant’s beneficiary, or (ii) pursuant to a medical expense reimbursement account described in Section 125 of the Code.

(h) None of the assets of any Benefit Plan is stock of the Company or any of its affiliates, or property leased to or jointly owned by the Company or any of its affiliates.

2.20    Environmental Matters.

(a) To the Company’s knowledge, neither the Company nor any Subsidiary has ever generated, transported, used, stored, treated, disposed of, or managed any Hazardous Waste (as defined below); and no lien has ever been imposed by any governmental agency on any property, facility, machinery, or equipment owned, operated, leased, or used by the Company or any Subsidiary in connection with the presence of any Hazardous Material (as defined below).

(b) The Company is, and has at all times been, in compliance in all material respects with all applicable Environmental Laws (as defined below), except for such failure to comply that would not result in a Material Adverse Effect. The Company has not received any written communication that alleges the Company is not in such compliance.

(c) There is no Environmental Claim (as defined below) pending or, to the knowledge of the Company, threatened against the Company.

(d) To the Company’s knowledge, neither PCB’s nor asbestos containing materials are present on or in the Real Property.

(e) As used in this Agreement, the defined terms:

(i) “Hazardous Material” shall mean and include any hazardous waste, hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant, contaminant, or other substance which may pose a threat to the environment or to human health or safety, as defined or regulated under any Environmental Law;

(ii) “Hazardous Waste” shall mean and include any hazardous waste as defined or regulated under any Environmental Law;

(iii) “Environmental Claim” means any material claim, action, cause of action, investigation or written notice by any Person alleging potential liability (including potential liability for investigatory costs, cleanup and removal costs, governmental enforcement and response costs, natural resources damaged, property damages, economic loss, personal injuries, or penalties) arising out of, based on or resulting from (A) the presence, discharge or release or threatened discharge or release into the environment, of any Materials of Environmental Concern at any location leased or operated by the Company, or (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law by the Company.

(iv) “Environmental Law” means all material federal, state, and local laws (as of the relevant applicable date, but in no event as of a date later than the Closing Date) primarily relating to pollution or protection of human health from pollution or the protection of the environment (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata), navigable waters, waters of contiguous and exclusive economic zones, ocean waters and international waters, including laws relating to emissions, discharges, releases or threatened discharge or releases of non-permitted non-consumer quantities of Materials of Environmental Concern or the dredging, handling and disposal of river sediments, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of non-permitted or non-consumer quantities of Materials of Environmental Concern; and

(v) “Materials of Environmental Concern” means any hazardous substance defined as such under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

2.21    Employees: Labor Matters. Except as disclosed in the Disclosure Schedule, (i) the Company and the Subsidiaries generally enjoy good employer-employee relationships and (ii) neither the Company nor any Subsidiary is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees. Neither the Company, any Subsidiary nor Buyer will by reason of the Transactions or anything done prior to the Closing be liable to any of said employees for so-called “severance pay” or any other payments. The Company and each Subsidiary is in compliance in all material respects with all applicable laws and regulations respecting labor, employment, fair employment practices, work place safety and health, terms and conditions of employment, and wages and hours. There are no charges of employment discrimination or unfair labor practices, nor are there any strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations which are existing, pending or, to the Company’s knowledge, threatened against or involving the Company or any Subsidiary. Except as disclosed in the Disclosure Schedule, no collective bargaining agreement is in effect or is currently being negotiated by the Company or any Subsidiary. Neither the Company nor any Subsidiary has received any information indicating that any of its employment policies or practices is currently being audited or investigated by any federal, state or local government agency. The Company and each Subsidiary is, and at all times has been, in compliance in all material respects with the requirements of the Immigration Reform Control Act of 1986.

2.22    Customers, Distributors and Suppliers. The relationships of the Company and each Subsidiary with their respective material customers, distributors, suppliers, contractors and subcontractors and any other Person who is materially involved in operations of the Company or such Subsidiary (each such person, a “Material Third Party”) are reasonably good commercial working relationships in accordance with trade practices and industry customs. No Material Third Party, has cancelled, materially modified, or otherwise terminated (or indicated its intention to terminate) its relationship with the Company or any Subsidiary, or has during the last twelve months decreased materially its services, supplies or materials to the Company or any such Subsidiary or its usage or purchase of the services or products of the Company or any Subsidiary, nor, to the knowledge of the Company, does any Material Third Party have any plan or intention to do any of the foregoing, except as disclosed in the Disclosure Schedule.

2.23    Unlawful or Undisclosed Payments. In connection with the conduct of the business of the Company and the Subsidiaries, neither the Company, any Subsidiary nor, to the Company’s knowledge, anyone acting on any of their behalf, has, in the course of acting for, or on behalf of, the Company or its Subsidiaries, (i) directly or indirectly used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) directly or indirectly made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) directly or indirectly made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government or party official or employee.

SECTION 3.    REPRESENTATIONS AND WARRANTIES OF BUYER.

As a material inducement to the Company to enter into this Agreement and consummate the Transactions, Buyer hereby makes the representations and warranties in this Section 3.

3.1    Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware with full corporate power to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it. Buyer is not in violation of any term of its Certificate of Incorporation or By-laws.

3.2    Authority of Buyer. Buyer has full right, authority and power to enter into this Agreement and each other Transaction Document to which it is a party, and, to carry out the Transactions. The execution, delivery and performance by Buyer of this Agreement and each such other Transaction Document and the consummation of the Transactions have been duly authorized by all necessary action of Buyer and no other action on the part of Buyer is required in connection therewith.

This Agreement and each other Transaction Document executed and delivered by Buyer pursuant to this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations of Buyer enforceable in accordance with their terms. The execution, delivery and performance by Buyer of this Agreement and each such Transaction Document and the consummation of the Transactions:

(i) does not and will not violate any provision of the Certificate of Incorporation or By-laws of Buyer; and

(ii) does not and will not violate any laws of the United States or of any state or any other jurisdiction applicable to Buyer or require Buyer to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise).

3.3    Litigation. There are no claims or proceedings pending or, to Buyer’s knowledge, threatened against Buyer or its affiliates which can reasonably be expected to prevent or hinder the consummation of the Transactions.

3.4    Finder’s Fee. Buyer has not incurred or become liable for any broker’s commission or finder’s fee relating to or in connection with the Transactions.

3.5    Investment Intention; Experience.

(a) Buyer understands and acknowledges that the Shares have not been and will not be registered under the Securities Act, or the securities laws of any state or other jurisdiction (together “Securities Laws”); that the Shares will be issued in reliance on exemptions from the registration requirements thereof; and that the Company’s reliance upon such exemptions is predicated in part on the representations and covenants contained in this Section 3.5.

(b) Buyer represents and warrants that:

(i) the Shares are being and will be acquired for the account of Buyer and not, directly or indirectly, on behalf of any other person or persons and not with a view to, or for sale in connection with, any, direct or indirect, distribution thereof in violation of applicable Securities Laws;

(ii) it will not, directly or indirectly, transfer the Shares except in compliance with applicable Securities Laws and any applicable rules and regulations promulgated thereunder;

(iii) it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Shares; and

(iv) it has had access to or received such information with respect to the Company and the Shares as it deems advisable in connection with making a decision to invest in the Shares; that it has had the opportunity to review the Company SEC Reports; and that it has had the opportunity to question and receive answers from representatives of the Company with respect to the terms and conditions of the sale of the Shares.

3.6    Accredited Investor Status; Legend. Buyer is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. The certificate(s) or other instrument(s) representing the Shares shall be endorsed with the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS. NEITHER THESE SECURITIES NOR ANY PORTION HEREOF OR INTEREST HEREIN MAY BE SOLD, ASISGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS THE SAME IS REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND THE COMPANY SHALL HAVE RECEIVED EVIDENCE OF SUCH EXEMPTION REASONABLY SATISFACTORY TO THE COMPANY (WHICH MAY INCLUDE, AMONG OTHER THINGS, AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY).

SECTION 4.    CONDITIONS.

4.1    Conditions to the Obligations of Each Party. The respective obligations of each party to effect the Transactions are subject to the satisfaction at or prior to the Closing of the following conditions precedent:

(a) There shall not be in effect any statute, rule, regulation, executive order, decree, ruling or injunction or other order of a court or governmental or regulatory agency of competent jurisdiction directing that the Transactions not be consummated, or making such consummation unlawful; provided, however, that, subject to the terms and provisions herein provided, prior to invoking this condition each party shall use its reasonable efforts to have any such decree, ruling, injunction or order vacated;

(b) Subject to the terms and provisions herein provided, all third party and governmental consents, orders and approvals legally required for the consummation of the Transactions shall have been obtained and be in effect at the Closing, including, without limitation, any consent necessary to provide that the Transactions will not result in the acceleration or vesting of any rights of any third party in agreements with the Company or any Subsidiary or otherwise, as a result of the Transactions except as disclosed in the Disclosure Schedule;

(c) The Company and Buyer (or one or more affiliates of Buyer) shall have entered into the loan agreement (the “Loan Agreement”), substantially in the form of Exhibit A hereto and Buyer shall have loaned to the Company pursuant to the Loan Agreement the sum of Fifty Nine Thousand One Hundred Twenty Five and 87/100 Dollars ($59,125.87) in cash by wire transfer of immediately available funds.

4.2    Conditions to the Obligations of Buyer. In addition to the conditions set forth in Section 4.1, the obligation of Buyer to consummate this Agreement and the Transactions are subject to the fulfillment, at or prior to the Closing, of the following additional conditions precedent:

(a) Each of the representations and warranties of the Company contained in Section 2 shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms as to materiality, which representations and warranties as so qualified shall be true and correct in all respects) as of the date of this Agreement and as of the Closing as though made on and as of the Closing; and the Company shall, on or before the Closing, have performed all of its obligations hereunder which by the terms hereof are to be performed on or before the Closing.

(b) There shall have been no event or series of events that has had or could reasonably be expected to have a Material Adverse Effect since December 31, 2002.

(c) The Company shall have executed and delivered to Buyer the note (the “Note”), substantially in the form set forth in Exhibit B hereto.

(d) The Company and each of the Subsidiaries shall have executed and delivered to Buyer the guarantee and security agreement (the “Security Agreement”), substantially in the form set forth in Exhibit C hereto.

(e) The Company shall have executed and delivered to Buyer the pledge agreement (the “Pledge Agreement”), substantially in the form set forth in Exhibit D hereto.

(f) All of the members of the Board of Directors immediately prior to the date hereof other than Phil Roman, John W. Hyde and Dixon Q. Dern shall have submitted their written resignations as directors to the Board, and copies thereof shall have been provided to Buyer.

(g) The Board of Directors of the Company shall have elected: (i) Stephen R. Brown as a director and Chairman of the Board of Directors of the Company; (ii) Morris Berger as a director and Vice Chairman of the Board of Directors of the Company; and (iii) Mitch Burg as director of the Company, effective as of the date hereof.

(h) The Board of Directors of the Company shall have elected Yehuda Wurtzel as director of the Company, to take office with no further action by the Company or the Board of Directors on the eleventh day after the Company files with the SEC and transmits to all holders of record of Common Stock the information set forth in Rule 14f-1 promulgated under the Exchange Act (such date, the “Board Effective Date”).

(i) The Board of Directors of the Company shall have (A) designated a special committee (the “Special Committee”), such designation to become effective, with no further action by the Company or the Board of Directors, on the Board Effective Date, (B) to appoint John W. Hyde, Yehuda Wurtzel and Morris Berger as members of the Special Committee and (C) to delegate to the Special Committee the power to make all decisions concerning the timing and amount of all borrowings under the Loan Agreement and the appointment of a Chief Operating Officer and other executive officers of the Company.

(j) The Board of Directors shall have amended the Company’s By-laws to provide that any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the outstanding voting stock of the Company, voting together as a single class.

(k) The Board of Directors shall have authorized and recommended that the shareholders of the Company approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock to 60,000,000.

(l) The Company shall have delivered to Buyer an opinion of Shaw Pittman LLP in the form attached as Exhibit E hereto.

(m) Buyer shall have received a certificate of a duly authorized officer of the Company, dated as of the date hereof, certifying that the resolutions of the Board of Directors set forth in paragraphs (g) through (k) of this Section 4.2 attached thereto were duly adopted and have not been rescinded or amended.

(n) The Company shall have issued to Buyer one or more certificates representing the Shares.

4.3    Conditions to Obligations of the Company. In addition to the conditions set forth in Section 4.1, the obligation of the Company to consummate this Agreement and the Transactions are subject to the fulfillment, at or prior to the Closing, of the following additional conditions precedent:

(a) Each of the representations and warranties of Buyer contained in Section 3 shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms as to materiality, which representations and warranties as so qualified shall be true and correct in all respects) as of the date of this Agreement and as of the closing as though made on and as of the Closing; Buyer shall, on or before the Closing, have performed all of its obligations hereunder which by the terms hereof are to be performed on or before the Closing.

(b) Buyers shall have paid the Purchase Price.

SECTION 5.    COVENANTS.

5.1    Information Statement. The Company shall file with the SEC and transmit to all holders of record of Common Stock the information set forth in Rule 14f-1 promulgated under the Exchange Act, as soon as practicable after the date hereof, but no later than May 30, 2003.

5.2    Amendment of Certificate of Incorporation. The Company and Buyer shall take all necessary action to amend the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock to 60,000,000 and the Company shall fully comply with the requirements of Regulation 14C promulgated under the Exchange Act in connection therewith.

SECTION 6.    PREEMPTIVE RIGHTS.

6.1    Preemptive Rights. If at any time after the date hereof the Company issues new shares of any class or series of capital stock to any Person other than Buyer (such new shares, “New Securities” and such an issuance, a “Preemptive Issuance”), including, without limitation, shares of capital stock issued upon the exercise of any options or warrants or the conversion of any other securities, Buyer shall have the right (the “Participation Right”) to purchase New Securities of the same class and series issued in such Preemptive Issuance at the price per New Security paid in connection therewith and otherwise upon the same terms and conditions as the New Securities being issued in the Preemptive Issuance. The number of New Securities Buyer may purchase under this Section 5 with respect to each Preemptive Issuance shall be such number of shares so that (a) (i) the number of shares of capital stock owned by Buyer divided by (ii) the total outstanding shares of capital stock and shares issuable upon exercise of options outstanding on the date hereof, and (b) (i) the number of votes represented by the shares of capital stock owned by Buyer divided by (ii) the total number of votes represented by all outstanding shares of capital stock and shares issuable upon exercise of options outstanding on the date hereof, shall be identical immediately before and after such Preemptive Issuance. Notwithstanding the foregoing, Buyer shall not have a Participation Right upon the issuance of shares in connection with (a) the exercise or conversion of options outstanding on the date hereof, and (b) stock splits, stock dividends or recapitalizations.

6.2    Exercise of Preemptive Rights. In the case of a Preemptive Issuance, the Company shall provide Buyer with written notice identifying the New Securities, the Persons to whom the New Securities are being issued and describing the terms and amount of the Preemptive Issuance. Buyer may exercise its Participation Right by written notice to the Company within twenty (20) days following delivery of the notice described in the preceding sentence. The failure by Buyer to provide such notice before the expiration of such twenty (20) day period shall be deemed to be an election by Buyer not to exercise its Participation Right with respect to the Preemptive Issuance. Should Buyer elect to exercise its Participation Right under this Section 5, Buyer shall execute such documents as may be reasonably requested by the Company to evidence the purchase of such New Securities; provided, that the terms and conditions applicable to the sale of such New Securities shall be the same as required of the purchaser of such New Securities (including, without limitation, the amount and nature of consideration and representations, indemnities and the like). The closing of the issuance of such New Securities issued to Buyer under this Section 5 (including the payment therefor by Buyer) shall occur at the same time as the closing of the issuance of such New Securities to the third-party purchasers thereof.

SECTION 7.    SURVIVAL.

7.1    Survival of Representations, Warranties Etc. Each of the representations, warranties, agreements, covenants and obligations herein or in any Schedule, Exhibit, certificate or financial statement delivered by any party to the other party incident to the transactions contemplated hereby are material, shall be deemed to have been relied upon by the other party and shall survive the Closing regardless of any investigation and shall not merge in the performance of any obligation by either party hereto; provided, however, that such representations and warranties, shall expire on the same dates as and to the extent that the rights to indemnification with respect thereto under Section 7 shall expire.

SECTION 8.    INDEMNIFICATION.

8.1    Indemnification by the Company.

(a) The Company agrees subsequent to the Closing to indemnify and hold Buyer and its subsidiaries and affiliates and persons serving as officers, directors, partners or employees thereof (individually a “Buyer Indemnified Party” and collectively the “Buyer Indemnified Parties”) harmless from and against any damages, liabilities, losses, taxes, fines, penalties, costs, and expenses (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any of them arising out of or based upon (i) any breach of any representation, warranty or covenant of the Company under this Agreement or in any certificate, delivered pursuant hereto, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting a breach of such representations, warranties or covenants, (ii) any untrue or alleged untrue statement of a material fact contained in any report filed by the Company with the SEC in connection with consummating the Transactions or any amendment or supplement thereto, or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or (iii) any transfer taxes related to the sale and issuance of the Shares to Buyer.

(b) Buyer hereby acknowledges and agrees that (except in the case of fraud or willful breach of covenant, in which case Buyer reserves any and all rights and remedies available to it) its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement and the Transactions shall be pursuant to the indemnification provisions set forth in this Section 7 and specific performance as contemplated by Section 8.13.

8.2    Limitations on Indemnification by the Company. Notwithstanding the foregoing, the right of Buyer Indemnified Parties to indemnification under Section 7.1 shall be subject to the following provisions:

(a) No indemnification shall be payable pursuant to Section 7.1 above to any Buyer Indemnified Party, unless the total of all claims for indemnification pursuant to Section 7.1 shall exceed $50,000 in the aggregate, whereupon the full amount of such claims shall be recoverable in accordance with the terms hereof; provided, however that in no event shall the Company’s liability under Section 7.1 exceed the Purchase Price; and

(b) No indemnification shall be payable to a Buyer Indemnified Party with respect to claims asserted pursuant to Section 9.1 after the second anniversary of the Closing Date (the “Indemnification Cut-Off Date”), other than claims asserted (i) pursuant to Sections 7.1(a)(ii) and (a)(iii) which may be asserted at any time prior to the expiration of the applicable statute of limitations and (ii) pursuant to Sections 2.5, 2.8, 2.18, 2.19, 2.20 and 2.23, which may be asserted at any time prior to six months after the expiration of the applicable statute of limitations.

8.3    Indemnification by Buyer.

(a) Buyer agrees subsequent to the Closing to indemnify and hold the Company and its Subsidiaries and affiliates and persons serving as officers, directors, partners or employees thereof (individually, a “Company Indemnified Party” and collectively, the “Company Indemnified Parties”) harmless from and against any damages, liabilities, losses, taxes, fines, penalties, costs and expenses (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any of them arising out of or based upon any breach of any representation, warranty or covenant made by Buyer in this Agreement or in any certificate delivered by Buyer hereunder, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting a breach of such representations, warranties or covenants.

(b) The Company hereby acknowledges and agrees that (except in the case of fraud or willful breach of any covenant, in which case the Company reserves any and all rights and remedies available to it) its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement and the Transactions shall be pursuant to the indemnification provisions set forth in this Section 7.

8.4    Limitation on Indemnification by Buyer. Notwithstanding the foregoing, the right of the Company Indemnified Parties to indemnification under Section 7.3 shall be subject to the following provisions:

(a) No indemnification pursuant to Section 7.3(a) shall be payable to any Company Indemnified Parties, unless the total of all claims for indemnification pursuant to Section 7.3(a) shall exceed $50,000 in the aggregate, whereupon the full amount of such claims shall be recoverable in accordance with the terms hereof; provided, however that in no event shall Buyer’s liability under Section 7.3 exceed $250,000; and

(b) No indemnification shall be payable to the Company Indemnified Party with respect to claims asserted pursuant to Section 7.3 above after the Indemnification Cut-Off Date.

8.5    Notice; Defense of Claims. An indemnified party may make claims for indemnification hereunder by giving written notice thereof to the indemnifying party within the period in which indemnification claims can be made hereunder. If indemnification is sought for a claim or liability asserted by a third party, the indemnified party shall also give written notice thereof to the indemnifying party promptly after it receives notice of the claim or liability being asserted, but the failure to do so shall not relieve the indemnifying party from any liability except to the extent that it is prejudiced by the failure or delay in giving such notice. Such notice shall summarize the bases for the claim for indemnification and any claim or liability being asserted by a third party. Within 20 days after receiving such notice the indemnifying party shall give written notice to the indemnified party stating whether it disputes the claim for indemnification and whether it will defend against any third party claim or liability at its own cost and expense. If the indemnifying party fails to give notice that it disputes an indemnification claim within 20 days after receipt of notice thereof, it shall be deemed to have accepted and agreed to the claim, which shall become immediately due and payable. The indemnifying party shall be entitled to direct the defense against a third party claim or liability with counsel selected by it (subject to the consent of the indemnified party, which consent shall not be unreasonably withheld) as long as the indemnifying party is conducting a good faith and diligent defense. The indemnified party shall at all times have the right to fully participate in the defense of a third party claim or liability at its own expense directly or through counsel; provided, however, that if the named parties to the action or proceeding include both the indemnifying party and the indemnified party and the indemnified party is advised that representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the indemnified party may engage separate counsel at the expense of the indemnifying party. If no such notice of intent to dispute and defend a third party claim or liability is given by the indemnifying party, or if such good faith and diligent defense is not being or ceases to be conducted by the indemnifying party, the indemnified party shall have the right, at the expense of the indemnifying party, to undertake the defense of such claim or liability (with counsel selected by the indemnified party), and to compromise or settle it, exercising reasonable business judgment. If the third party claim or liability is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available such information and assistance as the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense, at the expense of the indemnifying party.

SECTION 9.    MISCELLANEOUS.

9.1    Knowledge. As used in this Agreement, the terms “knowledge of the Company” or “Company’s knowledge” mean the actual knowledge or awareness of any officer appointed by the Board of Directors of the Company.

9.2    Fees and Expenses. Each of the parties will bear its own expenses in connection with the negotiation of this Agreement, the Transaction Documents and the consummation of the transactions contemplated hereunder and thereunder.

9.3    Governing Law. This Agreement shall be construed under and governed by the internal laws of the state of Delaware without regard to its conflict of laws provisions.

9.4    Notices. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission, upon receipt, if by hand delivery, upon receipt, if sent by nationally recognized overnight courier service, one day after deposit with such, or if sent by registered or certified mail, upon the sooner of the date on which receipt is acknowledged or the expiration of three days after deposit in United States post office facilities properly addressed with postage prepaid. All notices to a party will be sent to the addresses set forth below or to such other address or person as such party may designate by notice to each other party hereunder:

TO BUYER:	Digital Production Solutions, Inc. c/o IDT Corporation 520 Broad Street Newark, New Jersey 07102 Attention: Morris Berger Facsimile: 973-438-1741

With a copy to:	McDermott, Will & Emery 50 Rockefeller Plaza New York, NY 10020 Attention: Mark Selinger, Esq. Facsimile: 212-547-5444

TO COMPANY:	Film Roman, Inc. 12020 Chandler Boulevard, Suite 200 North Hollywood, CA 91607 Attn: General Counsel Facsimile: 818-985-2973

With a copy to:	Dixon Q. Dern, Esq. 1901 Avenue of the Stars, Suite 400 Los Angeles, CA 90067 Facsimile: 310-557-2224

With a copy to:	Shaw Pittman LLP 2029 Century Park East, Suite 2550 Los Angeles, CA 90067 Attn: John J. Molloy, III, Esq. Facsimile: 310-551-4501

Any notice given hereunder may be given on behalf of any party by his counsel or other authorized representatives.

9.5    Further Assurances. The parties hereto from time to time after the Closing at the request of another party and without further consideration shall execute and deliver further instruments of transfer and assignment and take such other action as the requesting party may reasonably require to more effectively transfer and assign to, and vest in, Buyer the Shares and all rights thereto, and to fully implement the provisions of this Agreement and to consummate the Transactions.

9.6    Entire Agreement. This Agreement, including the Schedules and Exhibits referred to herein and the other writings specifically identified herein or contemplated hereby including, without limitation, the Company SEC Reports, is complete, reflects the entire agreement of the parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings, including but not limited to the letter agreement between the Company and IDT Corporation, dated May 12, 2003, and the letter agreement between the Company and IDT Corporation, dated May 14, 2003. No promises, representations, understandings, warranties and agreements have been made by any of the parties hereto except as referred to herein or in such Schedules and Exhibits or in such other writings; and all inducements to the making of this Agreement relied upon by either party hereto have been expressed herein or in such Schedules or Exhibits or in such other writings.

9.7    Assignability, Binding Effect. This Agreement shall only be assignable by Buyer to a corporation or partnership controlling, controlled by or under common control with Buyer upon written notice to the Company. This Agreement may not be assigned by the Company without the prior written consent of Buyer. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

9.8    Captions and Gender. The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, as the context may require.

9.9    Execution in Counterparts. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

9.10    Amendments. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each party hereto, or in the case of a waiver, the party waiving compliance.

9.11    Publicity and Disclosures. No press releases or public disclosure, either written or oral, of the Transactions, shall be made by a party to this Agreement without the prior knowledge and written consent of Buyer and the Company. Buyer and the Company agree to jointly prepare a press release related to the Transactions, to be issued by both of them upon execution of this Agreement.

9.12    Consent to Jurisdiction; Waiver of Jury Trial. Each of the parties hereby agrees that any dispute among them or any claim, suit or proceeding arising under this Agreement shall be brought before the federal or state courts sitting in Delaware, and hereby consents to personal jurisdiction, service of process and venue in the federal or state courts of Delaware for such claim, suit or proceeding, or in the case of a third party claim subject to indemnification hereunder, in the court where such claim is brought.

BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON, THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, EACH OF BUYER AND THE COMPANY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT.

9.13    Specific Performance. The parties agree that it would be difficult to measure damages which might result from a breach of this Agreement by the Company and that money damages would be an inadequate remedy for such a breach. Accordingly, if there is a breach or proposed breach of any provision of this Agreement by the Company Buyer shall be entitled, in addition to any other remedies which it may have, to an injunction or other appropriate equitable relief to restrain such breach without having to show or prove actual damage to Buyer.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be executed as of the date set forth above by their duly authorized representatives.

DIGITAL PRODUCTION SOLUTIONS, INC.

By: /s/    Morris Berger

Name: Morris Berger

Title: President

FILM ROMAN, INC.

By: /s/    John W. Hyde

Name: John W. Hyde

Title: Chief Executive Officer